UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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INFOUSA INC.
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Press Release	Source: infoUSA
infoUSA Mails Definitive Proxy Materials
Tuesday April 18, 8:00 am ET
Annual Meeting of Stockholders Scheduled for May 26, 2006
OMAHA, Neb.—(BUSINESS WIRE)—April 18, 2006—infoUSA (Nasdaq:IUSA — News) today announced that it is commencing the mailing of its definitive proxy materials to all infoUSA stockholders.
The company will hold its Annual Meeting of Stockholders on Friday, May 26, 2006, at 9:00 a.m. local time, at its facility located at 4001 South Business Park Avenue, Marshfield, Wisconsin.
infoUSA also announced today that it has mailed the following letter, together with the definitive proxy materials, to all infoUSA stockholders:
Dear Fellow infoUSA Stockholders:
As you may know, Dolphin Partners, a dissident, short-term stockholder, has launched a hostile proxy contest in an attempt to elect three of its own hand-picked nominees to the infoUSA Board of Directors. We believe that the disruptive strategy of Dolphin Partners - a hedge fund that became a stockholder just months ago - is not consistent with the creation of long-term value for all infoUSA stockholders. In fact, we believe the dissident is trying to win representation on the Board of Directors only to advance its own misguided and self-serving agenda.
We urge you to disregard the dissidents’ materials and the blue proxy card. We believe that the best way to preserve and enhance the value of your infoUSA investment is to support our three highly qualified nominees - Vinod Gupta, Dr. George Haddix and Dr. Vasant Raval, by signing, dating and returning the enclosed WHITE PROXY CARD today!
ELECT THE INCUMBENT DIRECTORS TO ENSURE
THAT YOUR BOARD CAN CONTINUE ITS SUCCESSFUL STRATEGY
TO ENHANCE VALUE FOR ALL STOCKHOLDERS
Your Board of Directors has been effectively enhancing shareholder value by improving and expanding our operations as a leading provider of business and consumer information, data processing and database marketing services that are used by our over four million small business users to generate sales leads and sales growth. Since going public in 1992, we have worked hard to dramatically improve the products and strategies of infoUSA, through both organic growth and more than 20 successful acquisitions.
The success of infoUSA’s strategy is clearly evident in the company’s performance. infoUSA generated a 17.3% compound annual revenue growth rate, increasing revenue from $48.5 million in 1992 to more than $383 million in 2005. Over the past four years the successful execution of our strategy has delivered a total return to our stockholders of 57.5% — an average annual return of approximately 11.5%. This compares to a return of only 14.8% from the NASDAQ index and a 7.4% decline in the S&P Data Processing & Outsourcing Services Index over the same four-year period. We have paid a cash dividend in each of the past two years - returning more than $12 million to infoUSA stockholders in 2006 alone.

In addition to the Board and management’s proven track record of creating value for stockholders, we have also had considerable success in the marketplace. We have remained an industry leader by anticipating and adapting to changing market conditions and have successfully shifted the company’s focus to e-mail marketing and subscription based services while broadening infoUSA’s other offerings.
As the direct marketing industry experienced a shift away from direct mail in favor of online advertising, infoUSA acted quickly to secure a leadership position in e-mail, search words and banner advertising. infoUSA was the first to recognize the value of e-mail marketing for business solutions and, starting in March of 2002, we acquired five e-mail marketing companies — DoubleClick, ClickAction, Yesmail, Markado and @Once. Today, we have a robust $26 million-plus e-mail business and these acquisitions have more than paid for themselves.
We have also effectively combated the loss of business due to e-mail migration by offering a bundled solution. This multi-channel approach gives customers a one-stop solution that combines our data, data processing, database marketing and e-mail solutions. This solution provides customers with superior products and gives us the most pricing flexibility. We are able to do this because we own the data, as well as the distribution network. By executing our strategy of providing our customers with a one-stop solution, we can proudly say that we can offer our customers service that is unparalleled in our industry.
We continue to be an industry innovator, implementing new ideas such as our highly successful subscription based strategy. We have over four million people who utilize our services — this represents more than the total customers of all of our competitors combined. InfoUSA wrote the book on sales leads and sales growth for small businesses. Our subscription based products — including SalesGenie.com, SalesLeadsUSA.com, Polk City Directory and Credit.net products — are a key element of our organic growth strategy and create recurring revenue at a higher price point than our one-time list sales. As a result of our prudent management and the aggressive execution of our strategic initiatives, infoUSA now has over 35,000 subscribers, representing an annual contract value in excess of $64 million.
Further to our goal of creating shareholder value, we have entered new markets and significantly expanded our geographic reach. We have also leveraged our databases to create new markets in areas such government and politics, GPS navigation, tax compliance and Homeland Security. We are pleased with our progress on these initiatives and will continue to execute on our strategic plan to grow our business and create even more value for stockholders.
We are confident that the strategic plan developed by your Board and management will continue to enhance value for infoUSA stockholders by:

•	Offering complete market solutions for large customers by providing proprietary data, data processing services and email marketing solutions

•	Converting to subscription pricing models: SalesGenie.com, SalesLeadsUSA.com and Credit.net

•	Leveraging new distribution channels

•	Increasing branding and becoming the small business brand of choice

•	Increasing operating leverage through consolidation of back-end operations into one center in Omaha

•	Providing greater access to clients to increase use of databases and data processing services

•	Providing additional compelling applications to small business and SOHO marketplaces (e.g. SalesGenie)

•	Targeting high growth markets for the licensed databases (e.g. recent success in the in-car navigation systems market)

•	Continuing our international expansion

•	Increasing customer base among millions of sales people and small business owners
DON’T BE MISLED
WE BELIEVE THAT DOLPHIN AND ITS HAND-PICKED NOMINEES REPRESENT
ONLY DOLPHIN, NOT THE INTERESTS OF ALL infoUSA STOCKHOLDERS
In contrast to your Board and management, the dissident group offers no ideas for improving operations or growing the company. We believe that election of their slate could interrupt the implementation of our strategic plan and negatively impact shareholder value. We do not believe that a forced sale conducted without regard to market timing, as the dissident seems to advocate, would produce as great a level of shareholder value as the continued execution of our strategic plan. Moreover, uncertainty caused by the dissident’s intent to put the company up for sale could cause customers to defect and make it more difficult to attract new customers. Their interference could also impede our efforts to attract and retain talented employees in key positions.
We believe that the dissident’s track record of investing for quick and easy profits clearly shows that they have never created value, only liquidated it. Dolphin, which only became a stockholder in recent months, has nominated individuals with no relevant operational experience and no plan to enhance value for stockholders. We believe that Dolphin is making personal accusations and other misleading suggestions in an attempt to unduly influence the company in order to advance its own agenda.
YOUR BOARD AND MANAGEMENT IS DEDICATED TO SOUND CORPORATE
GOVERNANCE AND HAS THE EXPERTISE AND THE EXPERIENCE TO CONTINUE TO
BUILD VALUE FOR ALL STOCKHOLDERS
The infoUSA management team has the expertise to implement the company’s strategic plan. Led by Vinod Gupta, the founder of the company, infoUSA been an innovator in a rapidly changing industry while generating strong returns for stockholders. Mr. Gupta owns more than 40% of the company’s outstanding shares, and other members of the senior management team and the Board also have considerable holdings. Clearly, the interests of management are aligned with those of all stockholders.

Like the management team, your infoUSA Board is firmly committed to enhancing value for ALL stockholders. infoUSA has continually added highly-qualified members to the Board, and today 8 of infoUSA’s 9 directors are “independent” by NASDAQ’s Corporate Governance Standards. As demonstrated by the decision last year to reject the going private proposal, the Board is independent and acts in the best interests of stockholders.
Our Board values the input of all of our stockholders and takes its fiduciary duties very seriously. We have considered the dissident’s requests for seats on the Board, but we believe that the dissident’s nominees only commitment is to its own short-term agenda. Similarly, the Board recommends a vote against the dissident’s second proposal, which we believe is invalid and counter to your best interests.
Our Board asks you to show your support of our incumbent directors, Vinod Gupta, Dr. George Haddix and Dr. Vasant Raval, by signing, dating and returning the enclosed WHITE PROXY CARD today. Your vote is extremely important, no matter how many or how few shares that you own. If you have any questions or need any assistance in voting your shares, please do not hesitate to contact our proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885.
Thank you very much for your continued support.
On behalf of the Board of Directors,
Vinod Gupta
Chairman & Chief Executive Officer
infoUSA Inc.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.
Contact:
Joele Frank Wilkinson Brimmer Katcher For infoUSA
Laura Smith, 212-355-4449
or
Andrew Siegel, 212-355-4449